EXHIBIT 5.1

November 5, 2003

The Board of Directors
The Mills Corporation
1300 Wilson Boulevard
Suite 400
Arlington, Virginia 22209

Ladies and Gentlemen:

        We are acting as counsel to The Mills Corporation, a Delaware corporation (the "Company"), in connection with its registration statement on Form S-3 (SEC File No. 333-88606) filed with the Securities and Exchange Commission on May 17, 2002, and amended by Amendment No. 1 thereto on July 3, 2002 (as amended, the "Registration Statement"), relating to the public offering of securities of the Company that may be offered and sold by the Company from time to time as set forth in the prospectus dated October 2, 2002 (the "Prospectus"), and as may be set forth from time to time in one or more supplements to the Prospectus. This opinion letter is rendered in connection with the proposed public offering of up to 385,000 shares of the Company's 8.75% Series E Cumulative Redeemable Preferred Stock, par value $0.01 per share (the "Shares"), as described in the Prospectus and a prospectus supplement dated November 4, 2003 (the "Prospectus Supplement"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

        For purposes of this opinion letter, we have examined copies of the following documents (the "Documents"):

  1.
  An executed copy of the Registration Statement.

  2.
  The Prospectus and the Prospectus Supplement.

  3.
  An executed copy of the Purchase Agreement, dated as of November 4, 2003, among the Company, Clarion CRA Securities, L.P. and ING Clarion Real Estate Income Fund (the "Purchase Agreement").

  4.
  Amended and Restated Certificate of Incorporation of the Company, as amended (the "Certificate of Incorporation"), as certified by the Secretary of State of the State of Delaware (the "Delaware Secretary of State") on October 1, 2003 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, other than with respect to the Certificate of Increase of Authorized Number of Shares of 8.75% Series E Cumulative Redeemable Preferred Stock, as filed with the Delaware Secretary of State on October 22, 2003 (the "Certificate of Increase"), which is addressed separately under paragraph 6.

  5.
  Certificate of Designations, Number, Voting Power, Preferences and Rights of 8.75% Series E Cumulative Redeemable Preferred Stock, as certified by the Delaware Secretary of State on October 1, 2003 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

  6.
  Certificate of Increase, as certified by the Delaware Secretary of State on October 22, 2003 and the Secretary of the Company on the date hereof as being complete, accurate and in effect.

  7.
  The Amended and Restated Bylaws of the Company, as amended, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

  8.
  Certain resolutions of the Board of Directors of the Company, adopted at a meeting held on October 20, 2003, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the public offering of the Shares pursuant to a shelf registration statement, the issuance and sale of the Shares and arrangements in connection therewith.

        In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents, and the conformity to authentic original documents of all of the Documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Certificate of Incorporation. As to matters of fact relevant to the opinions expressed herein, we have relied on the representations and statements of fact made in the Documents, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of the Documents. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

        This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term "Delaware General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

        Based upon, subject to and limited by the foregoing, we are of the opinion that, following the issuance of the Shares pursuant to the terms of the Purchase Agreement and receipt by the Company of the consideration for the Shares as specified in the resolutions of the Board of Directors described in paragraph 8 above, the Shares will be validly issued, fully paid and nonassessable.

        This opinion letter speaks as of the date hereof and has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

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        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption "Legal Matters" in the Prospectus and the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                      Very truly yours,

                      /s/ Hogan & Hartson L.L.P.

                      HOGAN & HARTSON L.L.P.